SOMNIGROUP INTERNATIONAL INC.

POLICY ON INSIDER TRADING AND CONFIDENTIALITY

I. Introduction

The primary purpose of this policy (the “Policy”) is to reduce the risk that any employee, executive officer or member of the Board of Directors of Somnigroup International Inc. or any of its subsidiaries or certain family members might be found to have engaged in insider trading in violation of securities laws. Insider trading may result in unfair manipulation of the market in the Company’s stock and may adversely affect the value of its stock. It may also expose the Company to potential liability. This Policy sets parameters for when trading in the Company’s stock, debt securities or derivatives of such securities is not permitted or appropriate. However, it is not intended to be a comprehensive review of the laws of insider trading.

As used in this Policy:

•the “Company” means Somnigroup International Inc. and its subsidiaries;

•“Company Party” means any employee, executive officer or director of the Company;

•“Company Insider” means certain Company Parties that have, or are likely to have, regular or special access to material non-public information about the Company and potentially other companies in the normal course of their duties. For purposes of this Policy, the Company has identified the persons listed on Exhibit A attached hereto as Company Insiders, which may be updated from time to time by the Company’s CEO, CFO or General Counsel as necessary;

•“Section 16 Individual” means the directors and executive officers of the Company listed on Exhibit B attached hereto who are subject to the reporting and liability provisions of Section 16 of the Securities Exchange Act of 1934. The Company will periodically determine which of the Company’s officers are “executive officers” for purposes of Section 16 and update Exhibit B as necessary;

•“Other Restricted Person” means those persons, other than Section 16 Individuals, who are listed on Exhibit B attached hereto, which may be updated from time to time by the Company’s CEO, CFO or General Counsel as necessary;

•“Restricted Person” means any Section 16 Individual or Other Restricted Person; and

•“Family Member” means any family member of a Company Party, Company Insider or Restricted Person, as applicable, who shares the same household with such person.

To Whom Does this Policy Apply?

This Policy applies to all Company Parties. Violation of this Policy is grounds for immediate disciplinary action, potentially including immediate dismissal from employment. Further, because of the inevitable appearance of impropriety if Family Members either (i) trade in any Company securities at a time when material information has not been disclosed or (ii) communicate material non-public information with respect to such securities to any third party, this policy also applies to Family Members of Company Parties to the same extent as it applies to such Company Parties.

If you are a former or retired Company Party, this policy will continue to apply to you and your Family Members until you are no longer in possession of material non-public information.

II. Insider Trading, Defined

What is insider trading?

As a general rule, it is against the law to buy or sell any securities while in possession of material non-public information relevant to that security (sometimes called “inside information”), or to communicate such information to others (family, friends and acquaintances) who trade on the basis of such information (with communication of such information commonly known as “tipping”).

Insider trading laws apply not only to trading in the Company’s securities, but also apply to trading in the securities of other companies if you learn something in the course of your employment or relationship with a company that might affect their value. This could be our vendors, suppliers and customers. You should treat material non-public information about such companies with the same care required with respect to information related directly to the Company. You must not trade in the securities of such companies when you possess material non-public information, and must not communicate such information to any third party, except persons who have a legitimate “need to know” and understand their obligation not to trade on it.

For purposes of this Policy, “trading” includes not only purchases and sales of Company stock or debt securities, but also purchases and sales of options, warrants, puts and calls, and other derivative securities related to Company stock or debt securities.

What does “material non-public information” mean?

Information is “material” as to a security if a reasonable investor would consider the information significant in deciding whether to buy, hold or sell the security, i.e., any information that might affect the price of the security. Material information can be positive or negative and can relate to virtually any aspect of the Company’s business. Examples of events or developments that should be presumed to be “material” with respect to the Company’s securities include, but are not limited to:

•a trend in the Company’s revenues or earnings;
•knowledge of the Company’s earnings results;
•acquisition or loss of a major contract;
•significant legal exposure due to actual, pending or threatened litigation;
•a purchase or sale of substantial assets (including licenses to intellectual property);
•changes in senior management or other major personnel changes;
•a significant cybersecurity breach;

•changes in dividend policy, declaration of a stock split or the offering of additional securities;
•significant expansion or curtailment of operations;
•extraordinary borrowing or changes in liquidity; and
•changes in the Company’s auditors or a notification from its auditors that the Company may no longer rely on the auditor’s audit report.

Information is “non-public” as to a security until it has been effectively communicated to the marketplace through a filing with the Securities and Exchange Commission (“SEC”), a press release or other appropriate news media and enough time has elapsed to permit the investment market to absorb and evaluate the information. For the purposes of this Policy, information will be considered to be fully absorbed by the investment market at 9:30 a.m. U.S. Eastern Time on the first “trading day” after the information is released to the public (but in any event not until 24 hours have elapsed following such release). For the purposes of this Policy, a “trading day” is any day when the NYSE (as defined below) is open for trading.

Whether a particular item is “material” or “non-public” will be judged with 20-20 hindsight. Accordingly, when in doubt as to a particular item of information, you should presume it is material and has not been disclosed to the public. Chances are, if you learn something that leads you to want to buy or sell securities, that information may be considered material. It is important to keep in mind that material information need not be certain information - information that something is likely to happen, or even just that it may happen, can affect the market price of the securities and therefore, in hindsight, may be determined to be material. Do not hesitate to contact the Company’s Chief Financial Officer or General Counsel with any questions you may have. However, in all cases, the responsibility for determining whether an individual is in possession of material non-public information rests with the individual, and any action on the part of the Company, members of the Company’s Legal or Finance departments or any other employee pursuant to this Policy does not in any way constitute legal advice or insulate an individual from liability under securities laws.

What are the legal consequences of violating insider trading laws?

Both the SEC and the New York Stock Exchange (“NYSE”) are very effective at detecting and pursuing insider trading cases and they have aggressively prosecuted insider traders and tippers. Any person who engages in insider trading or tipping can face a substantial jail term (up to 20 years) and criminal fines of up to $5,000,000, and civil penalties of up to three times the profit gained (or loss avoided) by that person and/or his or her “tippees”. In addition, if it is found that the Company failed to take appropriate steps to prevent insider trading, the Company may be subject to significant criminal fines of up to $25,000,000 and civil penalties of up to three times the profit gained (or loss avoided) as a result of the insider trading.

III. Policy Against Insider Trading

As described in Part II, a Company Party must not trade in any Company securities when the Company Party possesses material non-public information with respect to the Company and must not communicate such information to any third party, except persons who have a legitimate “need to know” and understand their obligation not to trade on it.

Moreover, the fact that a securities transaction is cleared by the Chief Financial Officer or a Permitted Designee pursuant to Part IV does not excuse the person effecting the transaction from assuring that he or she complies with the legal responsibilities described in this Part III.

1. No “Short Sales”

“Short sales” of any Company security by any Company Party are absolutely prohibited. “Short sales” include transactions in which the seller does not own Company securities at the time of the sale as well as those in which the seller owns Company securities but plans to deliver securities other than his or her own securities in connection with the sale of Company securities (a.k.a. selling short against the box). In addition, a Company Party should not trade in call options or put options to buy or sell Company securities.

These restrictions apply to the purchase or sale of Company securities for any fiduciary account (e.g., trustee, executor, custodian) with respect to which the Company Party makes the investment decision, regardless of whether the Company Party has any beneficial interest in the account.

2. No Hedging Transactions

Company Parties are prohibited from engaging in any hedging or monetization transactions relating to any Company securities, including the use of financial instruments such as prepaid variable forwards contracts, equity swaps, collars and exchange funds. Such hedging transactions are disallowed because they could permit Company Parties to continue to own Company securities, but without the full risks and rewards of ownership. When that occurs, the Company Parties may no longer have the same objectives as the Company’s other security holders.

3. No Margin Accounts or Pledging

Company securities held in accounts with outstanding margin credit or pledged as collateral can be sold without your consent in certain circumstances. This means that a margin sale or foreclosure sale may occur at a time when you are aware of material non-public information or are not otherwise permitted to trade in Company securities. Company Parties are prohibited from holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan, unless advance approval is obtained from the Chief Financial Officer in writing.

Certain Exceptions

The following transactions, within the limits described therein, are generally not subject to the restrictions on trading in this Policy. However, the Company reserves the right to prohibit any such transaction as it, in its sole discretion, deems necessary.

Stock Option Exercises

Subject to the provisions on pre-clearance of Section 2 of Part IV of this Policy, this Policy does not apply to the exercise of any employee stock options by a Company Party that is not a Restricted Person, whereby such person pays out-of-pocket to exercise and hold the stock, or to the “net exercise” of a tax withholding right and/or purchase price pursuant to which such person elects to have the Company withhold shares subject to an option to satisfy tax-withholding requirements and/or purchase price (in which case such shares shall be treated as treasury shares if such exercise occurs during a Blackout Period). This Policy does apply, however, to any sale of shares by such person as part of a broker-assisted cashless exercise of an option or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option. Notwithstanding the foregoing, if any Company Party possesses material non-public information that is not known to the Company, the Company Party should consult with the Chief Financial Officer before engaging in any transaction in employee stock options.

Employee Stock Purchase Plan

This Policy does not apply to purchases of Company securities resulting from a Company Party’s periodic contribution of money to any employee stock purchase plan in effect from time to time pursuant to the election made by such Company Party at the time of enrollment in such plan. This Policy does apply, however, to (1) an election to participate in any such plan for any enrollment period, (2) sales of Company securities purchased pursuant to such plan and (3) an election to increase or decrease the amount of automatic periodic contributions by payroll deduction to such plan.

401(k) Plan

This Policy does not apply to purchases of Company securities in a 401(k) plan in effect from time to time resulting from a periodic contribution of money to such plan pursuant to a Company Party’s payroll deduction election. This Policy does apply, however, to certain elections a Company Party may make under a 401(k) plan, including (1) an election to make an intra-plan transfer of an existing account balance into or out of the Company security fund, (2) an election to borrow money against a 401(k) plan account if the loan will result in a liquidation of some or all of the Company Party’s Company security fund balance, (3) an election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company security fund, and (4) an election to increase or decrease the percentage of a Company Party’s periodic contributions that will be allocated to the Company security fund.

Restricted Stock and Restricted Stock Unit Awards

This Policy does not apply to the vesting and settlement of restricted stock and restricted stock units, or the withholding or sale of stock back to the Company to satisfy tax withholding obligations upon the vesting of any restricted stock or restricted stock units. This Policy does apply, however, to any market sale of stock after vesting.

IV. Specific Restrictions on Trading in Company Securities for Certain Parties

1. Blackout Periods

No Company Insider shall engage in any transaction involving any Company securities (including a sale, a purchase, a gift, a loan or pledge, a contribution to a trust or any other transfer) during the following periods (each, a “Blackout Period”):

•Quarterly Blackout Periods. Quarterly blackout periods start at 4:00 p.m. U.S. Eastern Time on the 15th calendar day of the last month of each fiscal quarter and end after 24 hours have elapsed following the filing of the Company’s Quarterly Report on Form 10-Q or Annual Report on Form 10-K, as applicable; and

•Special Blackout Periods. From time to time the Chief Executive Officer may designate a period during which certain Company Parties shall not engage in any transaction involving Company securities.

Exception for Certain Transfers

The restrictions set forth above in Section 1 of this Part IV do not apply to bona fide gifts of Company securities by a Company Insider to a trust formed for estate-planning purposes or a family limited partnership, charitable foundation or similar entity, if and only if investment and voting decisions of such organization are controlled by the transferor Company Insider and the transferor Company Insider has confirmed in writing that he/she will not permit the transferee to sell or otherwise transfer Company securities during a Blackout Period. All bona fide gifts are subject to the provisions on pre-clearance of Section 2 of Part IV of this Policy.

2. Prior Clearance

Each Restricted Person must obtain prior clearance from the Company’s Chief Financial Officer, or a specified designee of either the Chief Executive Officer or Chief Financial Officer (a “Permitted Designee”), before such Restricted Person engages in any transaction involving any Company securities (including certain stock plan transactions such as an option exercise, a gift, a loan (other than loans made from time to time without the knowledge of the Restricted Person under the general terms and conditions of a brokerage account owned by such Restricted Person), a contribution to a trust or any other transfer) even outside of a Blackout Period. A request for prior clearance should be submitted via email to the Chief Financial Officer or Permitted Designee at least two days in advance of the proposed transaction. Clearance of a transaction is valid only for a period of two trading days following receipt of the clearance. If the transaction order is not placed within that two trading day period, clearance of the transaction must be re-requested and re-approved. If clearance is denied, the fact of such denial must be kept confidential by the person requesting such clearance. Any prior clearance granted by the Company’s Chief Financial Officer or Permitted Designee may be withdrawn at any time upon notice to the Restricted Person.

Stock Option Exercises

Each Restricted Person must obtain prior clearance from the Chief Financial Officer or Permitted Designee via email prior to (i) the exercise of any employee stock options whereby a Restricted Person pays out-of-pocket to exercise and hold the security, (ii) the “net exercise” of any employee stock options pursuant to which a Restricted Person elects to have the Company withhold shares of the security subject to an option in satisfaction of the payment of the exercise price of the option and tax-withholding requirements due on exercise of the option, (iii) the “net settlement” of any employee stock options pursuant to which a Restricted Person elects to receive from the Company a cash payment equal to the difference between the fair market value of the shares underlying the stock option at the time of exercise minus the option exercise price, less the amount necessary to satisfy tax-withholding requirements, (iv) any sale of securities as part of a broker-assisted cashless exercise of an option or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option or (v) the “net exercise” of a tax withholding right and/or purchase price pursuant to which a Restricted Person elects to have the Company withhold shares of the security subject to an option to satisfy tax-withholding requirements and/or purchase price (in which case such shares of the security shall be treated as treasury shares if such exercise occurs during a Blackout Period). Notwithstanding the foregoing, if any Restricted Person possesses material non-public information that is not known to the Company, the Restricted Person should consult with the Chief Financial Officer before engaging in any transaction in employee stock options.

Exception for Rule 10b5-1 Planned Sale Programs

The restrictions set forth in Sections 1 and 2 of this Part IV do not apply to the purchase or sale of shares of Company securities purchased or sold pursuant to the terms of a binding contract, written instruction (including without limitation a written “limit order” delivered to a broker) or written plan (a “Planned Sale Program”) for the purchase or sale of Company securities that complies with the guidelines set forth in section (c) of Rule 10b5-1 (as amended and in effect from time to time) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), if and only if the Company Insider (1) has notified the Chief Financial Officer or Permitted Designee via email of the intent to enter into, modify or terminate such Planned Sale Program at least five days prior to the entry into, modification or termination of the Planned Sale Program and (2) has entered into, modified or terminated such Planned Sale Program in accordance and full compliance with the provisions of Rule 10b5-1 and the Company’s Guidelines for Planned Sale Programs below. As required by Rule 10b5-1, a Company Insider may enter into, modify or terminate a Planned Sale Program only when not in possession of material non-public information.

The following guidelines apply to all Rule 10b5-1 Planned Sale Programs:

•You may not enter into, modify or terminate a Planned Sale Program during a Blackout Period or while in possession of material non-public information.

•Any modifications of Planned Sale Programs shall be pre-cleared by notifying the Chief Financial Officer or Permitted Designee via email.

•Any terminations of Planned Sale Programs must also be pre-cleared by notifying the Chief Financial Officer or Permitted Designee via email.

•All Planned Sale Programs must have a duration of at least one year and no more than two years.

•If a Planned Sale Program is terminated by the Company Party, you must wait at least 30 days before trading outside of the Planned Sale Program, subject to any other restrictions in this Policy.

•Under a Planned Sale Program, trading may not commence until the later of:

(1) 90 days following adoption or modification of such Planned Sale Program or

(2) two business days following disclosure of the Company’s financial results in a Form 10-Q or 10-K for the fiscal quarter in which the Planned Sale Program was adopted or modified (but not to exceed 120 days following Planned Sale Program adoption or modification).

•Any modifications to the amount, price or timing of the purchase or sale of securities under Planned Sale Programs will trigger a new cooling off period.

•You may not enter into multiple, overlapping Planned Sale Programs, including 401(k) plans that are structured as Planned Sale Programs, unless such plans qualify as “sell-to-cover” plans (i.e., plans that allow only sales that are necessary to satisfy tax withholding obligations that arise from the vesting of a compensatory award).

•If a Planned Sale Program is meant to effect a single transaction, you must not have had another single-trade Planned Sale Program (pursuant to Rule 10b5-1 or otherwise) during the prior 12-month period.

Each Section 16 Individual understands that the approval or adoption of a Planned Sale Program in no way reduces or eliminates such person’s obligations under Section 16 of the Exchange Act, including such person’s disclosure and short-swing trading liabilities thereunder. If any questions arise, such person should consult with their own counsel in implementing a Planned Sale Program.

V. Additional Requirements and Restrictions for Directors and Officers

1. Section 16 Reporting Requirements

Section 16 Individuals are subject to certain reporting requirements, trading restrictions and “short swing” profit recovery provisions under Section 16 of the Exchange Act. In particular, each Section 16 Individual must report certain transactions that result in a change of beneficial ownership in equity securities of the Company (including a direct or indirect purchase, sale, trade, or gift), on a Form 4 electronically filed with and received by the SEC before the end of the second business day following the day on which the transaction occurs (the trade date, not the settlement date). Transactions that must be reported on Form 4 by such Section 16 Individuals pursuant to Section 16 include, without limitation, stock purchases and sales, stock option exercises, stock and option grants, restricted stock grants and most other equity compensation transactions.

In order to ensure compliance with Section 16 reporting requirements, each Section 16 Individual must immediately report to the Company’s Chief Financial Officer or General Counsel upon execution details of every transaction involving the Company’s stock and stock options, including gifts, transfers, pledges and all transactions made pursuant to Planned Sale Programs.

2. Trading Restrictions During Retirement Plan Blackout Periods

Federal securities laws prohibit members of the Board of Directors and executive officers from trading in Company equity securities acquired in connection with their service as directors or officers during any period of three or more consecutive business days during which the ability of at least 50% of the participants or beneficiaries under all “individual account” plans maintained by the Company to purchase, sell or otherwise acquire or transfer an interest in any equity of the Company held in such plan is temporarily suspended by the Company, a fiduciary of the plan or by the plan terms or the plan service provider (a “Retirement Plan Blackout Period”). “Individual account plans” encompass a variety of pension plans, including 401(k) plans. There are limited exceptions to this rule, and members of the Board of Directors and officers should consult with the Chief Financial Officer (or a specified designee of either the Chief Executive Officer or Chief Financial Officer) prior to attempting to trade in Company equity securities during a Retirement Plan Blackout Period.

VII. Confidentiality

Unauthorized disclosure of internal information about the Company, whether or not for the purpose of facilitating improper trading in Company securities, may cause the Company serious problems. In addition, the Company is required under Regulation FD of the federal securities laws to avoid the selective disclosure of material non-public information. The Company has established procedures for releasing material information in a manner that is designed to achieve broad public dissemination of the information immediately upon its release. Therefore, Company Parties must not discuss internal business matters or developments with anyone outside of the Company (including, without limitation, Family Members), except as required in the performance of regular corporate duties. This prohibition applies specifically, but not exclusively, to inquiries about the Company or its subsidiaries which may be made by members of the financial press, investment analysts, expert networks or others in the financial community. It is very important that all such communications on behalf of the Company be made through an appropriately designated officer under carefully controlled circumstances. If you receive any inquiries of this nature, unless you are expressly authorized to the contrary, you must decline to comment and refer the inquirer to the Company’s Chief Financial Officer or General Counsel.

All Company Parties are reminded to use extreme care to ensure that confidential information is not inadvertently disclosed to others. Be particularly careful to avoid discussing any matter that might be sensitive or confidential in public places such as lobbies, airports, and restaurants. Meetings in which confidential information is discussed should be conducted behind closed doors. In an effort to prevent unauthorized disclosure of the Company’s information, except as part of the Company’s approved ongoing marketing and other business efforts, Company Parties are prohibited from posting or responding to any posting on or in Internet message boards, chat rooms, discussion groups, or other publicly accessible forums, such as social media sites, with respect to the Company and its subsidiaries. Even inadvertent “leaks” of confidential information can create problems for the Company and its officers, members of the Board of Directors and employees.

Notwithstanding the foregoing a member of the Board of Directors of the Company may disclose confidential information about the Company for a legitimate business purpose to any entity (and its affiliates) that is a stockholder of the Company and for which the director is an employee or officer, subject to receiving the prior written approval of the Board of Directors of the Company, which may require that such entity and all other persons or entities receiving such information agree to comply with one or more terms of this Policy or such other terms and conditions as the Board of Directors considers appropriate.

VII. Disclaimer of New Liabilities

This policy statement is not intended, and shall not be deemed, to impose on the Company or its officers, members of the Board of Directors and employees any civil, criminal or other liability that would not exist in the absence of this policy statement.

VIII. Policy Update

This Policy was last updated effective February 2, 2023. This Policy may be republished periodically, in which case copies will be distributed to all Company Parties.

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Revised February 16, 2023.